EXHIBIT A

Resolutions of the Board of Trustees of Broadstone Real Estate Access Fund:

RESOLVED,	that the officers of Broadstone Real Estate Fund Inc. (the “Initial Fund”) be, and each hereby is, authorized to prepare, execute and submit, on behalf of the Initial Fund, an exemptive application to the Securities and Exchange Commission (the “SEC”) for an order (i) pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “Act”), for an exemption from Sections 18(a)(2), 18(c) and 18(i) of the Act, (ii) pursuant to Sections 6(c) and 23(c) of the Act, for an exemption from Rule 23c-3 of the Act and (iii) pursuant to Section 17(d) of the Act and Rule 17d-1 under the Act to permit the Initial Fund to issue multiple classes of shares and to impose early withdrawal charges and asset-based distribution and/or service fees with respect to a certain class; and

FURTHER RESOLVED,	that the officers of the Initial Fund be, and each hereby is, authorized and directed to take such actions, including filing any necessary documents with the SEC and preparing, executing and filing on behalf of the Initial Fund any such other documents or instruments, as they deem appropriate or advisable in furtherance of the above resolution, in consultation with counsel, his or her authority to be conclusively evidenced by the taking of any such actions.